Exhibit 16.1

[M&K CPAS, PLLC LETTERHEAD]

September 21, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by ARC Group, Inc. (the “Company”) under Item 4.01 of its Form 8-K dated September 21, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that: (i) the dismissal of M&K CPAS, PLLC and the approval of Eide Bailly, LLP was approved by the board of directors of the Company, or (ii) that Eide Bailly, LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements.

Very truly yours,

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas